Exhibit 99.1

Delta Apparel Announces Preliminary Second Quarter 2009 Results

– Company Reports Second Quarter Revenue of Approximately $73 Million –

– Second Quarter Diluted EPS in Range of $0.05 to $0.06 –

DULUTH, Ga.--(BUSINESS WIRE)--January 12, 2009--Delta Apparel, Inc. (NYSE Alternext US: DLA) today announced preliminary financial results for the second quarter ended December 27, 2008 and updated its business outlook.

The Company currently expects second quarter revenues to be approximately $73 million, which would be an increase of approximately $4 million, or 6.0%, from the prior year’s second quarter. Earnings for the quarter ended December 27, 2008 are expected to be approximately $0.05 to $0.06 per diluted share. The Company reversed a portion of its tax valuation allowance on its state operating loss carryforwards, which will contribute approximately $0.04 per diluted share to its earnings for the quarter.

Robert W. Humphreys, the Company’s President and Chief Executive Officer, commented, “Although market conditions are less than ideal, our diversified channels of distribution and broad product offerings are resulting in sales and earnings growth for our Company over the prior year. Demand for undecorated basic tees slowed as the quarter progressed and this trend could continue into the second half of the year. We remain cautious about the retail conditions in the marketplace, but believe we are still positioned to achieve our sales and earnings goals for fiscal 2009.”

Fiscal 2009 Guidance

For the fiscal year ending June 27, 2009, the Company reiterates its expectation for net sales to be in the range of $340 million to $360 million and earnings to be in the range of $0.70 to $0.90 per diluted share. This compares to fiscal year 2008 sales of $322.0 million and a loss of ($0.06) per diluted share, inclusive of ($0.39) of costs associated with the textile restructuring plan.

The Company remains concerned about the general slowdown of the U.S. economy and consumer demand for apparel. The difficult retail climate has led to higher than normal bankruptcy rates by apparel retailers. This, coupled with weaker consumer demand, is an ongoing concern for the Company. In determining its expectations for fiscal year 2009, the Company believes it has taken into consideration these heightened risk factors; however, significant further deterioration in the economy may negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “Despite the near-term economic challenges, we remain confident that we are building a strong platform for growth in each of our business segments and believe the competitive position and operational capabilities of our business remain healthy for the future.”

The Company plans to report fiscal 2009 second quarter results on Friday, January 30, 2009 before the market opens.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC and Junkfood Clothing Company, is an international apparel design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodforever.com, and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the tightening of credit markets and our ability to operate and grow our business with our existing financing arrangements; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Company Contact:
Delta Apparel
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations